                                                                          EX 3.1

                          VELOCITY EXPRESS CORPORATION
             CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
                      SERIES H CONVERTIBLE PREFERRED STOCK

        Pursuant to the provisions of the General Corporation Law of the State of Delaware, the undersigned corporation certifies the following and adopts the attached certificate of designation:

     FIRST: The name of the corporation is Velocity Express Corporation (the "Corporation").

     SECOND: Pursuant to the authority vested in the Board of Directors by this corporation's Amended and Restated Certificate of Incorporation, as amended to date, the Board of Directors by unanimous written consent did adopt on October 9, 2002, without shareholder action, the following resolutions, authorizing the creation and designation of a series of preferred stock designated as Series H Convertible Preferred Stock as set forth in Exhibit A attached hereto:

                           RESOLVED, that, in order to comply with and fulfill
                      its obligations under a Stock Purchase Agreement, the Corporation will be required to file a Certificate of Designation, in order to designate a new class or series of its authorized preferred shares as set forth on Exhibit A to these consent resolutions (the "Certificate"); and

                           RESOLVED FURTHER, that the Board of Directors, acting
                      under authority of the Corporation's Amended and Restated Certificate of Incorporation and the General Corporate Law of the State of Delaware, hereby approves and adopts the Certificate; and

                           RESOLVED FURTHER that, in the manner required by law
                      and by the Corporation's Amended and Restated Certificate of Incorporation, the appropriate officers of the corporation be and they hereby are authorized and directed to cause to be prepared, and to execute, and to file with the Secretary of State of the State of Delaware the Certificate.

     THIRD: As required by Section 4 C (b) (iv) of the Corporation's Amended and Restated Certificate of Incorporation, the Certificate has been approved by the holders of in excess of two-thirds of the outstanding Series B Preferred Stock and Series C Preferred Stock.

        In witness whereof, this Certificate of Designation of Series H Convertible Preferred Stock is hereby executed on behalf of this corporation this 10 day of October, 2002.

                                                    Velocity Express Corporation


                                                    /s/ Wesley C. Fredenburg
                                                    ----------------------------
                                                    By Wesley C. Fredenburg,
                                                                 Its Secretary

                                    Exhibit A

                VELOCITY EXPRESS CORPORATION (THE "CORPORATION")
                   SERIES H CONVERTIBLE PREFERRED STOCK TERMS

     Section 1. Designation and Amount. The number of authorized shares of Series H Convertible Preferred Stock, par value $0.004 per share (the "Series H Preferred Stock"), shall be 500,000.

     Section 2. Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of Series H Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of shares of the Series H Preferred Stock which are convertible into shares of Common Stock had all such shares of the outstanding Series H Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     Section 3. Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), the Corporation shall pay to the holders of the Series H Preferred Stock (unless otherwise provided for in the resolution or resolutions creating such stock) the aggregate Liquidation Value attributable to such shares (each, a "Share") plus any unpaid dividends thereon. If upon any such Liquidation Event, the Corporation's assets to be distributed among the holders of the Junior Securities, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3 or
Article IV, Section 3 of the Corporation's Amended and Restated Certificate of Incorporation, as amended from time to time (the "Charter"), as applicable, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed in accordance with the priorities set forth in Article IV,
Section 3 of the Charter with the Series H Preferred Stock ranking parri passu with the Series D, F and G Preferred Stock and prior to the Series B and C Preferred Stock. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series H Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event. A Change of Control shall not be deemed a Liquidation Event for purposes of this Section 3.

     Section 4. Voting Rights.

     4A. Voting Rights. Subject to the terms of this Section 4, Section 6 hereunder and the terms of Section 4 of the Stock Purchase Agreement executed in connection with the issuance of the Series H Preferred Stock, the holders of the Series H Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's Bylaws, and except as otherwise required by applicable law, the holders of the Series H Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the

Common Stock, and all other classes of capital stock entitled to vote with the Common Stock, voting together as a single class with each share of and Series H Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the such Series H Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote. In addition to the limitations contained in Section 4 of the Stock Purchase Agreement executed in connection with the issuance of the Series H Preferred Stock, the voting rights granted hereunder shall not be effective until the later of (a) a vote of the Company's shareholders approving the issuance of the Series H Preferred Stock, and (b) April 30, 2003.

     4B. Covenants.

     The Corporation shall not take any of the actions set forth below without first obtaining the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series H Preferred Stock for so long as at least 20% of the Series H Preferred Stock originally issued pursuant to the Purchase Agreements remains outstanding:

     (a) alter or change the preferences, rights or powers of the Series H Preferred Stock;

     (b) increase or decrease the authorized number of shares of the Series H Preferred Stock;

     Section 5. Conversion.

     5A. Conversion Procedure.

     (i) Subject to the terms of this Section 5, Section 6 hereunder and the terms of Section 4 of the Stock Purchase Agreement executed in connection with the issuance of the Series H Preferred Stock, at any time and from time to time, any holder of Series H Preferred Stock may convert all or any portion of the Series H Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $10.00 and dividing the result by the Conversion Price then in effect.

     (ii) Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series H Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series H Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

     (iii) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a transaction affecting the Corporation, the conversion of any Shares of Series H Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

     (iv) As soon as possible after a conversion has been effected (but in any event within three (3) Business Days in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:

     (A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

     (B) payment of any amount payable under subparagraph (viii) below with respect to such conversion; and

     (C) a certificate representing any Shares, which were represented, by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

     (v) The issuance of certificates representing shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series H Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

     (vi) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series H Preferred Stock in any manner, which interferes with the timely conversion of Series H Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

     (vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series H Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action that would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

     (viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Preferred Stock, the Corporation, in lieu of delivering the fractional share therefore, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

     (ix) If the shares of Conversion Stock issuable by reason of conversion of Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

     5B. Conversion Price.

     (i) In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price of the Series H Preferred Stock shall be subject to adjustment from time to time pursuant to this Section 5B.

     (ii) If and whenever after the original date of issuance of the first share of Series H Preferred Stock, the Corporation issues or sells, or in accordance with Section 5C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale, the Conversion Price shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of
(1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

     (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to any issuances that are exempt from adjustment with respect to any shares of Preferred Stock of any series pursuant to Section 5B (iii) of the Charter.

     5C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 5B, the following shall be applicable:

     (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

     (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 5C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series H Preferred Stock are changed in the manner described in the immediately preceding sentence, then such

Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued and sold as of the date of such change; provided, that (A) no such change shall at any time cause the Conversion Price hereunder to be increased, and (B) no adjustment to the Conversion Price pursuant to this clause (iii) shall be made as a result of any adjustment to the exercise and/or conversion price with respect to the Bayview Warrant, the Common Warrants, the Series D Preferred Stock and Series F Preferred Stock only, the Series B Preferred Stock, the Series C Preferred Stock, the Series C Warrants, the Preferred Warrants and the exercise of the Bridge Warrants, pursuant to and in accordance with the antidilution protection provisions of such securities as in effect on the date hereof.

     (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 5C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock with Conversion Price subject to adjustment shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Preferred Stock with Conversion Price subject to adjustment.

     (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Corporation therefore. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of at least two-thirds of the Series H Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of at least two-thirds of each of the Series H Preferred Stock, voting as individual classes. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

     (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

     (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any

Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

     (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     5D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     5E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock held by such holders, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series H Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series H Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series H Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this
Section 5 and Section 6 below shall thereafter be applicable to the Initially Designated Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     5F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided, that no such adjustment shall increase the Conversion Price or decrease the number of shares of

Conversion Stock issuable upon conversion of each Share of Preferred Stock as otherwise determined pursuant to this Section 5.

     5G. Notices.

     (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all affected holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

     (ii) The Corporation shall give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

     (iii) The Corporation shall also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

     Section 6. Call Rights. At any time and from time to time prior to April 30, 2003, and subject to the requirements of Section 1(a) of the Stock Purchase Agreement executed in connection with the issuance of the Series H Preferred Stock, the Company will have the right, exercisable upon not less than ten (10) days prior written notice to the holder of preferred stock, to repurchase any or all of the shares of Series H Preferred Stock at a per Share purchase price equal to $10.00. This call right will terminate on April 29, 2003.

     Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Initially Designated Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Initially Designated Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

     Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     Section 10. Definitions for Purposes of Article IV, Paragraph D.

     For the purposes of this Section D of Article IV, the following definitions shall apply. To the extent not defined herein, terms shall have the meaning set forth in the Charter.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

"Bayview Warrant" has the meaning set forth in the Charter.

"Bridge Warrant" means a warrant to purchase Series D Preferred Stock issued by UST to TH Li pursuant to a certain Bridge Loan Agreement by and between UST and TH Li dated January 4, 2001.

"CEX Convertible Note" has the meaning set forth in Section 5B(iii)(E) of the Charter.

"Common Stock" means, collectively, the Corporation's common stock, par value $0.004 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 5C(i) and 5C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

"Common Warrants" means, collectively, the "Common Warrants" as defined in the Charter.

"Conversion Price" initially means $1.00 for the Series H Preferred Stock.

"Conversion Stock" means shares of the Corporation's Common Stock; provided, that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

"Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

"Corporation" means Velocity Express Corporation, a Delaware corporation, or, where applicable (for example, in connection with agreements dated prior to the date of incorporation of the Corporation under the GCL), UST. Where applicable, reference to certain agreements of the Corporation entered into prior to its incorporation under the GCL refer to those as assumed by the surviving entity as a matter of law under the expected merger between the Corporation and UST.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Junior Securities" has the meaning set forth in Section 1 of the Charter.

"Liquidation Event" has the meaning set forth in Section 3.

"Liquidation Value" of any share of Series H Preferred Stock shall be equal to $10.00.

"Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the twenty (20) consecutive trading days immediately prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of at least two-thirds of each of the then outstanding classes of Preferred Stock, voting as individual classes. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of at least two-thirds of each of the then outstanding classes of Preferred Stock, voting as individual classes. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

"Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

"Permitted Issuances" means the acts described in Section 5B(iii).

"Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Preferred Stock" shall have the meaning set forth in the Charter.

"Preferred Warrants" means, collectively, the "Preferred Warrants" and the "Additional Warrants" as defined in the Charter.

"Purchase Agreements" means the Securities Purchase Agreements, dated as of April 2002 by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

"Purchasers" means the "Purchasers" as defined in the Purchase Agreements and their respective Affiliates.

"Series B Preferred Stock" has the meaning set forth in Article IV, C.1, Section 1 of the Charter.

"Series C Preferred Stock" has the meaning set forth in Article IV, C.1, Section 1 of the Charter.

"Series D Preferred Stock" has the meaning set forth in Article IV, C.1, Section 1 of the Charter.

"Series F Preferred Stock" has the meaning set forth in Article IV, C.1, Section 1 of the Charter.

"Series G Preferred Stock" has the meaning set forth in Article IV, C.1, Section 1 of the Charter.

"Series H Preferred Stock" has the meaning set forth in Article IV, C.1, Section 1 of the Charter.

"Series C Warrants" means, collectively, the "Series C Warrants" as defined in, and issued pursuant to, Securities Purchase Agreement dated as of September 1, 2000, by and among UST and certain investors, as such agreement may from time to time be amended in accordance with its terms, and any warrants issued in exchange, substitution or replacement therefore.

"Share" has the meaning set forth in Section 3.

"Stock Option Plans" means, collectively, the Corporation's 1995 Stock Option Plan, 1996 Director Stock Option Plan and 2000 Stock Option Plan.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

"TH Li" or "THLPV" means collectively TH Lee Putnam Ventures, LP, a Delaware limited partnership, TH Lee.Putnam Parallel Ventures, LP, a Delaware limited partnership, THLi Coinvestment Partners LLC, a Delaware limited liability company, and Blue Star I, LLC, a Delaware limited liability company.

"UST" means United Shipping and Technology, Inc., a Utah corporation and the predecessor of Velocity Express Corporation, a Delaware

"Voting Securities" means securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation; provided, that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

     Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 11 hereof without the prior written consent of the holders of at least two-thirds of Series H Preferred Stock outstanding, voting as individual series, at the time such action is taken.

     Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).